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                                                                    EXHIBIT 99.1

                            [LETTERHEAD OF PRESLEY]


Contact:    Investor Relations         Media Relations
            W. Douglass Harris         Steven D. Stern
            The Presley Companies      Pondel/Wilkinson Group
            (949) 640-6400             (310) 207-9300


                 THE PRESLEY COMPANIES ANNOUNCES EXTENSION OF
                 LETTER OF INTENT WITH WILLIAM LYON HOMES, INC.

                    BOARD OF DIRECTORS APPROVES, SUBJECT TO
                             STOCKHOLDER APPROVAL,
                      MERGER WITH WHOLLY-OWNED SUBSIDIARY


        NEWPORT BEACH, CA, -- July 20, 1999 -- The Presley Companies (NYSE:PDC) announced today that, after approval by a Special Committee of its Board of Directors, Presley and William Lyon Homes, Inc. have agreed to an extension of its Revised Letter of Intent to October 15, 1999. The extension also extends the period in which the parties have agreed (with certain exceptions) to negotiate exclusively to October 15, 1999.

        Presley also announced today that its Board of Directors has approved, subject to shareholder approval, a merger of Presley into a wholly-owned subsidiary. The subsidiary will be the surviving company in the merger.

        The principal purpose of the proposed merger is to help preserve Presley's substantial net operating loss carryforwards and other tax benefits for use in offsetting future taxable income or income tax by decreasing the risk of an "ownership change" for federal income tax purposes. This will be accomplished by imposing certain restrictions on the transfer of the surviving company's stock. These restrictions will be similar to those imposed by several other public companies for the purpose of preserving their tax benefits against an "ownership change."

        As previously reported, Presley's future use of tax carryforwards would be severely limited if there were an "ownership change," as defined by the applicable tax laws and regulations, over any three-year period. While Presley believes an "ownership change" has not occurred since 1994, there is a risk that future shifts in ownership, primarily involving present or future holders of 5% or more of Presley's shares, could result in an "ownership change" as calculated for federal income tax purposes.

        Generally, Presley has no control over purchases or sales by investors who acquire 5% or more of its shares. However, the merger is being proposed to reduce the risk of an "ownership change" occurring by restricting certain transfers of the new company's stock.

        In general, if the proposed merger is consummated, the transfer restrictions will prohibit, without prior approval of the board of directors of the new company, the direct or indirect disposition or acquisition of any stock of the company by or to any holder who owns or would so own upon the acquisition (either directly or through the tax attribution rules) 5% or more of the new company's stock.
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        These restrictions are intended to bind all holders of shares of
Presley's common stock outstanding at the effective time of the proposed merger. If the proposed merger is consummated, the transfer restrictions on the shares of the new company will remain in effect for at least three years unless the new company's board determines that they are no longer needed to preserve the company's tax benefits.

        Transfers of shares of Presley common stock occurring prior to the effective time of the proposed merger will not be restricted and all holders of Presley common stock as of such effective time will receive shares of the new company in exchange for their Presley shares on a proposed one-for-five basis. However, subsequent dispositions of those company shares will be subject to the transfer restrictions. Accordingly, if the proposed merger is consummated, persons who are or become "5% stockholders" of Presley for purposes of the applicable federal income tax regulations will be prohibited from disposing of their shares or acquiring additional shares in the new company while the transfer restrictions are in effect unless the express consent of the board of directors of the new company is obtained.

        The proposed merger will be submitted for approval at a special meeting of stockholders of Presley which has not yet been called. The proposed merger will require the approval of a majority of the shares of Presley's Series A and Series B common stock, voting as a single class. No appraisal rights will be available in connection with the transaction.

        The merger is also subject to a number of other conditions, including receipt of necessary consents and approvals; receipt of a satisfactory opinion as to the federal income tax effects of the merger; and consummation of the other transactions contemplated by the previously announced letter of intent with William Lyon Homes, Inc.

        If the proposed merger is consummated, each share of Series A or Series B common stock of Presley will be converted into the right to receive 0.2 common shares of the new company and outstanding stock options will be correspondingly adjusted. The new company will have the same financial position as that of Presley immediately before the merger (the merger is expected to take effect after consummation of the transactions contemplated in the letter of intent with William Lyon Homes). Except for the transfer restrictions, the new shares will have terms substantially similar to the old shares.

        Presley is not soliciting proxies at this time and the offering of new shares will be made under the federal securities laws only pursuant to a registration statement declared effective by the Securities and Exchange Commission.

        The press release may be deemed to contain certain forward-looking statements with respect to the financial condition of Presley, which involve risks and uncertainties including, but not limited to, the availability of the tax benefits referred to herein, and the effect of the proposed transfer restrictions referred to herein in reducing the risk of a loss of such benefits.

        Presley is one of the oldest and largest homebuilders in the Southwest with development communities in California, Arizona, New Mexico and Nevada. Founded in 1956, Presley has built and sold more than 47,000 homes and currently has 42 sales locations. Presley's corporate headquarters are located in Newport Beach, California.


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